Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TrustCo Bank Corp NY and Subsidiaries

We consent to incorporation by reference in the Registration Statements, Form S-8 (No. 333-233122), Form S-8 (No. 333-175867), Form S-8 (333-272169), and Form S-3 (333-272184) of TrustCo Bank Corp NY and Subsidiaries of our report dated March 16, 2026 with respect to the consolidated financial statements of TrustCo Bank Corp NY and Subsidiaries and the effectiveness of internal control over financial reporting which is incorporated by reference in the Annual Report on Form 10-K of TrustCo Bank Corp NY and Subsidiaries for the year ended December 31, 2025.

/s/ Crowe LLP

Boston, Massachusetts
March 16, 2026